Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”), dated as of July 9, 2014, by and between AMERICAN APPAREL, INC., a Delaware corporation (the “Company”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, (“Rights Agent”), is made with reference to the following facts:

A.                                    The Company and the Rights Agent entered into that certain Rights Agreement, dated as of June 27, 2014 (the “Rights Agreement”) in order to implement a shareholder rights plan as more fully described therein.  Terms with initial letters capitalized that are not otherwise defined herein shall have their respective meanings as set forth in the Rights Agreement.

B.                                    Pursuant to Section 27 of the Rights Agreement, the Company may amend or supplement any provision of the Rights Agreement, prior to a Distribution Date, which the Company may deem necessary or desirable, without approval of any holders of Rights Certificates, and the Rights Agent shall, upon the delivery of a certificate stating the proposed supplement or amendment, execute such supplement or amendment.

C.                                    The Company, pursuant to a resolution adopted by a duly authorized committee of its Board of Directors (the “Board”), determined in accordance with Section 29 of the Rights Agreement that, with respect to a non-binding term sheet setting forth the material terms for a settlement agreement pertaining to, among other things, the resignation and appointment of directors and the formation of a suitability committee to oversee the investigation into alleged misconduct by Dov Charney (the “Non-Binding Term Sheet”), (i) a person’s “beneficial ownership” under the terms of the Rights Agreement shall not be interpreted to include securities beneficially owned by another person solely by reason of such person’s entry into the Non-Binding Term Sheet and (ii) no person shall be deemed to be an “Acquiring Person” (as such term is defined in the Rights Agreement) by reason of (a) such person’s negotiation of and entry into the Non-Binding Term Sheet and the settlement agreement relating thereto or (b) the negotiation of each of the transaction agreements contemplated by the letter agreement dated June 25, 2014, between Dov Charney and SG (the “Letter Agreement”).

D.                                    The Company desires to amend the Rights Agreement in certain respects as set forth herein, including to: (i) amend the definition of “Acquiring Person” to provide that no person shall be deemed to be an Acquiring Person as a result of entering into the settlement agreement contemplated by the Non-Binding Term Sheet and (ii) amend the definition of “Final Expiration Date” to mean 5:00 P.M., New York City time, on July 24, 2014.

E.                                     The Company hereby states that all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent hereby amend, effective upon the date hereof, the Rights Agreement as follows:

1.                                      Amendment to Section 1(a). The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of said definition:

“Notwithstanding anything in this Agreement to the contrary, no Person shall become an Acquiring Person as a result of (i) the negotiation of and entry into the agreement (the “Nomination, Standstill and Support Agreement”) contemplated by that certain term sheet, dated as of July 7, 2014, by and among the Company, Standard General L.P., Standard General Master Fund L.P., P STANDARD GENERAL LTD. and Dov Charney, (ii) the performance of such Person’s obligations or the exercise of such Person’s rights under the Nomination, Standstill and Support Agreement or (iii) the performance of obligations or the exercise of rights under the Letter Agreement (as defined herein), including but not limited to entry into the Cooperation Agreement (as defined in the Nomination, Standstill and Support Agreement) and the other agreements and arrangements described in the Letter Agreement (including, without limitation, the SG Loan Documents and related pledge of Additional Shares and Original Shares, and the Warrant Agreements and Warrants, in each case as such capitalized terms are defined in the Letter Agreement), and the performance of obligations or the exercise of rights thereunder.”

2.                                      Amendment to Section 1(s). The definition of “Final Expiration Date” set forth in Section 1(s) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“ ‘Final Expiration Date’ shall mean 5:00 P.M., New York City time, on July 24, 2014.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

Attest:		AMERICAN APPAREL, INC.

By	/s/ Allan Mayer	By	/s/ John J. Luttrell

	Name: Allan Mayer		Name: John J. Luttrell

	Title: Co-Chairman of the Board		Title:	Interim Chief Executive Officer, Executive Vice President and Chief Financial Officer

Attest:		CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By	/s/ Monty Harry	By	/s/ Jeanne Schaffer

	Name: Monty Harry		Name: Jeanne Schaffer

	Title: Vice President		Title: Vice President

[Signature Page to Amendment No. 1 to Rights Agreement]